                                                                   Exhibit 10.23

                                  ANTI-DILUTION
                              SETTLEMENT AGREEMENT

         This Anti-Dilution Settlement Agreement (the "Agreement") is entered into this 8 day of December, 2000, by HIGH SPEED NET SOLUTIONS, INC. ("HSNS"), a Florida corporation, and PETER ROGINA, an individual resident of New Jersey. HSNS and Mr. Rogina are referred to herein collectively as the "Parties" and either individually as a Party.

                                    RECITALS

         A. On or about March 1,1999, HSNS and Mr. Rogina executed an Employment and Stock Option Agreement (the "Employment Agreement") which contemplated that Mr. Rogina serve as an executive of HSNS and Mr. Rogina served as President of HSNS from March 15, 1999, until April 20, 1999.

         B. On or about April 27, 1999, HSNS filed a lawsuit against Mr. Rogina in the United States District Court, Middle District of Florida, Orlando Division, Case No. 99-CIV ORL-19A for breach of the Employment Agreement and damages (the "Lawsuit"). In connection with the Lawsuit, Mr. Rogina was prepared to assert certain claims against HSNS and certain individuals who, at various times were, or still are, officers, directors or shareholders of HSNS.

         C. The Parties entered into a Settlement Agreement, dated as of September 22, 1999 (the "Settlement Agreement") which resolved the matters at issue in the Lawsuit. The Parties acknowledge that each Party has performed its obligations under the Settlement Agreement except that (i) the Parties have not agreed concerning the interpretation and implementation of Paragraph 8 of the Settlement Agreement and (ii) the Parties have not delivered releases as provided in Paragraphs 5 and 6 of the Settlement Agreement.

         D. Commencing in February 2000 a variety of interpretation and implementation issues arose with respect to Paragraph 8 of the Settlement Agreement. Therefore, the Parties desire to finally settle and resolve any and all disputes, claims, causes of action or rights that either of the Parties may have against the other in connection with Paragraph 8 of the Settlement Agreement. The Parties further desire to grant the mutual releases contained in this Agreement in fulfillment of the provisions of Paragraphs 5 and 6 of the Settlement Agreement.

         E. The primary issue disputed by the Parties with respect to Paragraph 8 of the Settlement Agreement is whether certain specific anti-dilution provisions incorporated from the Employment Agreement into the Settlement Agreement give Mr. Rogina the right to have anti-dilution protection apply for the option for 200,000 shares of HSNS common stock provided for under Paragraph 8 of the Settlement Agreement (the "Original Large Options") during the time period of March 1, 1999 through September 22, 1999 (the "Disputed Dilution Time Period"). Paragraph 8 of the Settlement Agreement also provided for an option for Mr. Rogina to purchase 40,000 shares of HSNS common stock (the "Original Small Options") about which the Parties are not in dispute.

         F. The Parties have negotiated terms which eliminate the anti-dilution protection from the Original Large Options and such terms: (i) provide Mr. Rogina the benefit of a grant of additional option shares in lieu of a disputed and uncertain claim for dilution protection during the Disputed Dilution Time Period on the Original Large Options; (ii) provide Mr. Rogina the benefit of certain registration rights for certain option shares; and (iii) provide HSNS the benefit of less dilution potential to its fully diluted share-base which is of benefit to HSNS in its financing activities.

                              TERMS AND CONDITIONS

         For the mutual promises, representations, covenants and agreements, and on the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties respectively represent, covenant and agree as follows:

         1. Pursuant to the terms of the Settlement Agreement, HSNS previously has paid Mr. Rogina the sum of $110,000.00 and Mr. Rogina acknowledges receipt of such payment. The Parties agree and acknowledge that, with the exception of Paragraphs 5, 6 and 8 of the Settlement Agreement as described in the foregoing recitals, the Parties' performance has been adequate under the Settlement Agreement.


         2. In consideration of Mr. Rogina forever releasing all rights and claims to anti-dilution protection for the Original Large Options, HSNS hereby grants to Mr. Rogina an option to purchase 35,000 shares of HSNS common stock (the "New Options"). HSNS explicitly agrees that the New Options are for additional shares beyond the option shares available for Mr. Rogina to purchase under the Original Large Options and the Original Small Options. The Parties agree that the terms and provisions of Paragraph 8 of the Settlement Agreement are supplemented, and as applicable, replaced with the terms and provisions set forth in this Agreement and in the attached Option Award Agreement and any contrary terms in the

Settlement Agreement, the Employment Agreement or otherwise shall have no effect. The Parties further agree that all determination of, characterization of, and agreements pertaining to the (A) Original Large Options and (B) Original Small Options, as well as for (C) the New Options, shall be governed by Exhibit A to this Agreement and by the Option Award Agreement (as defined below in Section 3) included as Exhibit B. The Original Large Options, the Original Small Options and the New Options (which allow Mr. Rogina in aggregate to purchase up to 275,000 shares of HSNS common stock) are referred to collectively as the "Options" and the HSNS shares that may be or are purchased pursuant to the Options are referred to as the "Option Shares." HSNS shall reserve sufficient shares for issuance upon exercise of the Options. All Options are granted with an exercise price of $0.01 per share and are fully vested and irrevocable as of the issuance date set forth in Exhibit A.

         3. The grant of the Options by HSNS to Mr. Rogina are evidenced by a Nonqualified Stock Option Agreement attached hereto as Exhibit B (the "Option Award Agreement") and such Option Award Agreement contains additional terms and provisions relating to the Options. The terms and provisions of the Options shall be exclusively as set forth in this Agreement and in the attached Option Award Agreement and any contrary terms in the Settlement Agreement, the Employment Agreement or otherwise shall have no effect. Without limitation of the foregoing, Mr. Rogina acknowledges that the Options do not include anti-dilution rights for prior or future periods.

         4. For greater clarity with respect to tax and securities issues that may relate to the Options, the Parties agree that: (i) 200,000 of the Options are a replacement of and successor to the Original Large Option fully-vested and irrevocable stock options that were granted to Mr. Rogina pursuant to his Employment Agreement; (ii) the New Options (35,000 of the Options) represent a compromise settlement relating to whether Mr. Rogina's anti-dilution rights for the Original Large Options provide him anti-dilution protection for HSNS dilutive stock events that occurred between March 1, 1999 and September 22 1999; and (iii) the Original Small Options (40,000 of the Options) represent a compromise settlement relating to Mr. Rogina's rights under the Employment Agreement including rights to additional stock option grants and additional compensation.

         5. HSNS agrees to use its best efforts from the date of this Agreement to include the Option Shares in the first and any subsequent registration of HSNS securities that HSNS may undertake on its behalf or on behalf of any other person or entity for resale in a public market pursuant to the Securities Act of 1933. Without limiting the foregoing sentence, HSNS agrees that, if it could reasonably be expected to result in registration sooner than pursuant to any such registration, to register the Option Shares on Form S-8 as soon as use of that form is available to HSNS under the federal securities laws and regulations. In any event, regardless of the form used for registration: (i) if the registration is underwritten, Mr. Rogina's shares shall be subject to customary underwriter's cutbacks; and (ii) once such registration has become effective with respect to the Option Shares, HSNS shall not be obligated to keep such registration statement effective beyond the one year anniversary of the effectiveness date.

         6. (a) If HSNS reasonably determines at any time upon or after Mr. Rogina exercises any of the Options that HSNS has a tax-withholding obligation related to the Options for any of the Options, Mr. Rogina agrees that he shall be obligated to indemnify and repay HSNS for any such amount withheld and paid on Mr. Rogina's account, including any interest and penalty assessed by any taxing authority relating to any failure to withhold (but excluding the employer's share of FICA). HSNS agrees to accept a short-term secured note, secured by a pledge of Option Shares or Option Share proceeds, with a term as follows: (i) if any registration statement covering the Option Shares has gone effective, three (3) months; or (ii) if such registration statement has not gone effective, the time period beginning on the execution of the note and ending on the date three (3) months after such registration statement goes effective. The note shall be interest free until such registration statement covering the Option Shares has gone effective. Such note shall constitute repayment of such amount withheld and paid on Mr. Rogina's account, or, the Parties shall accept a similar arrangement mutually agreed upon by the Parties to allow Mr. Rogina reasonable time to sell an allotment of Option Shares to fund the tax obligation.

         (b) In the event of a tax-withholding obligation for any of the Options and to the extent necessary to pledge some portion of the Option Shares for such secured note, Mr. Rogina shall: (i) if he has exercised any of the Options, have the option to elect one of either the provisions of paragraph 6(c) or 6(d) below to effect such pledge; or (ii) if Mr. Rogina has not exercised any of the Options, he shall effect the pledge obligation according to the provisions of paragraph 6(e) below. If HSNS reasonably determines at any time that it does not have a tax-withholding obligation for any of the Options and if any taxing jurisdiction later determines that a tax liability exists then Mr. Rogina shall be obligated to indemnify and repay HSNS for any such tax liability that such taxing jurisdiction demands HSNS to pay; if such a repayment obligation occurs, then HSNS shall accept a short-term note under the same terms as the short-term note described in this Section 6. Upon the triggering of the need for a secured note under this Section 6, the Parties agree to use their respective best efforts to execute or enter into, as applicable, the following documents in substantially the form as given in the exhibits: (i) Exhibit C,

Promissory Note; (ii) Exhibit D, Stock Pledge and Security Agreement; (iii) Exhibit E, Stock Power; and (iv) Exhibit F, Account Control Agreement.

         (c) In the case where Mr. Rogina has exercised any of the Options and is required to make a pledge for the secured note, Mr. Rogina may effect the pledge of Option Shares to secure the note by delivering to HSNS a sufficient quantity of Option Shares such that, based on the fair market value of the Option Shares at the time the parties enter into the secured note, the Option Shares pledged are of a value that equals one and one quarter (1 1/4) times the value of the note (the "Pledged Quantity").

         (d) In the case where Mr. Rogina has exercised any of the Options and is required to make a pledge for the secured note, Mr. Rogina may effect the pledge of Option Shares to secure the note by entering into an Account Control Agreement with Mr. Rogina and a broker reasonably acceptable to HSNS, in a form substantially similar to that included in Exhibit F, covering the Pledged Quantity of Option Shares. This arrangement contemplates that, under the Account Control Agreement, Mr. Rogina would issue entitlement orders (as that term is defined in the Account Control Agreement) only to sell shares in the pledged account, and all proceeds of such sales would remain in the pledged account until the note is repaid. If Mr. Rogina determines to pay the note from the proceeds of the pledged account, the parties agree to the following provisions:
(i) within five (5) business days following receipt of a written request by Mr. Rogina (which request may be delivered by fax), HSNS will fax to the Broker (as defined in the Account Control Agreement) a statement of the full amount owed by Mr. Rogina to HSNS with a statement that Broker is authorized to allow Mr. Rogina to make unrestricted withdrawals from the pledged account immediately following Broker's delivery of the stated amount to HSNS; (ii) delivery shall be deemed to occur upon the receipt of a wire transfer of funds from Broker to HSNS or the receipt and clearance of Broker's check to HSNS for the stated amount; and (iii) this procedure shall only apply if the full obligation under the note is met by the payout from the pledged account.

         (e) In the case where Mr. Rogina has not exercised any of the Options and is required to make a pledge for the secured note, Mr. Rogina's right to exercise the Options shall be conditioned upon Mr. Rogina exercising a sufficient quantity of the Options to provide for the Pledged Quantity. If Mr. Rogina seeks to exercise the Options for less than the Pledged Quantity of Option Shares, which shall be applied as set forth in paragraph 6(c) or 6(d) (in addition to whatever quantity of Options Mr. Rogina seeks to exercise for his own use), then HSNS shall have the unequivocal right to refuse such attempted exercise. Upon an exercise by Mr. Rogina meeting the requirements of this paragraph 6(e), Mr. Rogina shall then elect one of either the provisions of paragraph 6(c) or 6(d) with respect the Pledged Quantity of Option Shares.

         7. As consideration for the promises made by Mr. Rogina to HSNS pursuant to this Agreement and Mr. Rogina's other agreements hereunder, HSNS hereby releases and forever discharges Mr. Rogina and Mr. Rogina's heirs, executors, administrators and assigns, from, and waives any and all rights with respect to, all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which HSNS ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement, including, without limitation, any claim whatsoever arising from or relating to Mr. Rogina's employment or changes in Mr. Rogina's employment relationship with HSNS or anti-dilution protection for the Original Large Options. Provided, however, this release shall not (i) include any claims relating to Mr. Rogina's obligations under this Agreement, or (ii) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed. HSNS acknowledges that the Lawsuit has been dismissed. Mr. Rogina acknowledges that he never filed an answer or any counter-claims in any jurisdiction in response to the Lawsuit. The foregoing release satisfies the obligations of HSNS under Paragraph 5 of the Settlement Agreement and HSNS is hereby deemed to have timely satisfied all of its obligations under the Settlement Agreement.

         8. As consideration for the New Options granted by HSNS to Mr. Rogina and for the promises made by HSNS to Mr. Rogina pursuant to this Agreement and HSNS's other agreements hereunder, Mr. Rogina for himself and for his heirs, executors, administrators and assigns, hereby releases and forever discharges HSNS, together with each of its respective agents, officers, employees, affiliates, subscribers and directors, from, and waives any and all rights with respect to, all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Mr. Rogina ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Agreement including, without limitation, any claim whatsoever arising from or relating to Mr. Rogina's employment or changes in Mr. Rogina's employment relationship with HSNS or anti-dilution protection for the Original Large Options. Provided, however, this release shall not (i) include any claims relating to the obligations of HSNS under this Agreement, (ii) affect Mr. Rogina's rights arising under the Option Award Agreement, or (iii) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed. The foregoing release satisfies the obligations of Mr. Rogina to HSNS under Paragraph 6 of the Settlement Agreement and Mr. Rogina is hereby deemed to have timely satisfied all of its obligations under the Settlement Agreement.

         9. Each Party agrees that it shall not publish false or defamatory statements about any other Party to this Agreement or about the directors, officers, employees, goods or services of the Parties.


         10. Each Party warrants and represents that it has not assigned or otherwise transferred any of the claims or rights being released herein to any person or entity not a Party hereto.

         11. Each individual executing this Agreement on behalf of a corporation warrants that he has authority to act on behalf of such corporation.

         12. This Agreement, in conjunction with the Option Award Agreement, constitutes the entire agreement between the Parties concerning the subject matter hereof and may not be amended except by a writing signed by each Party hereto.

         13. This Agreement shall be binding upon the Parties hereto and their successors and assigns.

         14. This Agreement shall be governed by and construed pursuant to the laws of the State of North Carolina.

         15. This Agreement may be executed in counterparts. If it is so executed, it shall be fully effective as if all Parties had signed the same document.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

                                            HIGH SPEED NET SOLUTIONS, INC.


                                            By: /s/ Andy Fox
                                              --------------------------------
                                            Name:
                                            Title:  President & CEO


                                               /s/ Peter Rogina
                                              ---------------------------------
                                              Peter Rogina